Exhibit 5.1

November 4, 2008

LightPath Technologies, Inc.

2603 Challenger Tech Court, Suite 100

Orlando, Florida 32826

Ladies and Gentlemen:

We have acted as counsel for LightPath Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration of shares of Class A common stock of the Company, par value $.01 per share (the “Shares”), pursuant to the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Registration Statement”). The Registration Statement is being filed to register 800,000 additional Shares for offer and sale under and pursuant to the Amended and Restated LightPath Technologies, Inc. Omnibus Incentive Plan (the “Plan”).

In connection with the registration of 800,000 additional Shares for offer and sale pursuant to the Plan, we have examined the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, as amended, and the records, as exhibited to us, of the proceedings taken by the Company in connection with the registration of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ BAKER & HOSTETLER LLP
BAKER & HOSTETLER LLP